Exhibit 3.3

CERTIFICATE OF MERGER

of

GEORESOURCES, INC.

(a Colorado corporation)

with and into

LEOPARD SUB II, LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned hereby certifies the following:

1.	The name, jurisdiction of formation or organization, and entity type of each of the merging entities are as follows:

Name	Jurisdiction	Entity Type
GeoResources, Inc.	Colorado	Corporation
Leopard Sub II, LLC	Delaware	Limited Liability Company

2.	The Agreement of Merger has been approved and executed by each of the merging entities.

3.	The name of the surviving entity is Leopard Sub II, LLC, a Delaware limited liability company (the “Company”).

4.	The Certificate of Formation of the Company shall be amended as follows:

1.	The name of the limited liability company is Halcón Geo Holdings, LLC (the “Company”).

5.	The executed Agreement of Merger is on file at the principal place of business of the Company, which is located at 1000 Louisiana Street, Suite 6700, Houston, Texas 77002.

6.	Upon request, a copy of the Agreement of Merger will be furnished by the Company, without cost, to any member of the Company or to any holder of an interest in GeoResources, Inc., a Colorado corporation.

7.	The merger is to become effective when this Certificate of Merger is filed of record by the Delaware Secretary of State.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by an authorized person of the Company, this 1st day of August, 2012.

LEOPARD SUB II, LLC

By:	/s/ David S. Elkouri

Name:	David S. Elkouri
Title:	Executive Vice President and General Counsel